Agree Realty Corporation Reports Second Quarter 2017 Results

Invested $139 Million Across its Three External Growth Platforms

BLOOMFIELD HILLS, Mich., July 24, 2017 /PRNewswire/ -- Agree Realty Corporation (NYSE: ADC) (the "Company") today announced results for the quarter ended June 30, 2017. All per share amounts included herein are on a diluted per common share basis unless otherwise stated.

Second Quarter 2017 Financial and Operating Highlights:

  Invested $139.2 million in 37 retail net lease properties
  Commenced three development and Partner Capital Solutions ("PCS") projects
  Raised approximately $108.0 million in net proceeds from the issuance of 2.4 million common shares
  Increased rental revenue 26.3% to $25.2 million
  Net Income per share attributable to the Company increased 17.4% to $0.56
  Net Income attributable to the Company increased 39.5% to $14.9 million
  Increased Funds from Operations ("FFO") per share 10.2% to $0.67
  Increased FFO 30.6% to $18.0 million
  Increased Adjusted Funds from Operations ("AFFO") per share 9.7% to $0.67
  Increased AFFO 30.1% to $17.9 million
  Declared a quarterly dividend of $0.505 per share, an increase of 5.2% over the dividend per share declared in the second quarter of 2016

Financial Results

Total Rental Revenue

Total rental revenue, which includes minimum rents and percentage rents, for the three months ended June 30, 2017 increased 26.3% to $25.2 million, compared to total rental revenue of $19.9 million for the comparable period in 2016.

Total rental revenue for the six months ended June 30, 2017 increased 28.0% to $49.4 million, compared to total rental revenue of $38.6 million for the comparable period in 2016.

Net Income

Net Income attributable to the Company for the three months ended June 30, 2017 increased 39.5% to $14.9 million, compared to $10.7 million for the comparable period in 2016. Net Income per share attributable to the Company for the three months ended June 30, 2017 increased 17.4% to $0.56, compared to $0.48 per share for the comparable period in 2016.

Net income attributable to the Company for the six months ended June 30, 2017 increased 62.5% to $29.5 million, compared to $18.1 million for the comparable period in 2016. Net income per share attributable to the Company for the six months ended June 30, 2017 increased 32.4% to $1.12, compared to $0.85 per share for the comparable period in 2016.

Funds from Operations

FFO for the three months ended June 30, 2017 increased 30.6% to $18.0 million, compared to FFO of $13.8 million for the comparable period in 2016. FFO per share for the three months ended June 30, 2017 increased 10.2% to $0.67, compared to FFO per share of $0.61 for the comparable period in 2016.

FFO for the six months ended June 30, 2017 increased 32.5% to $35.0 million, compared to FFO of $26.4 million for the comparable period in 2016. FFO per share for the six months ended June 30, 2017 increased 8.3% to $1.32, compared to FFO per share of $1.22 for the comparable period in 2016.

Adjusted Funds from Operations

AFFO for the three months ended June 30, 2017 increased 30.1% to $17.9 million, compared to AFFO of $13.7 million for the comparable period in 2016. AFFO per share for the three months ended June 30, 2017 increased 9.7% to $0.67, compared to AFFO per share of $0.61 for the comparable period in 2016.

AFFO for the six months ended June 30, 2017 increased 32.0% to $34.9 million, compared to AFFO of $26.5 million for the comparable period in 2016. AFFO per share for the six months ended June 30, 2017 increased 7.9% to $1.31, compared to AFFO per share of $1.22 for the comparable period in 2016.

Dividend

The Company paid a cash dividend of $0.505 per share on July 14, 2017 to stockholders of record on June 30, 2017, a 5.2% increase over the $0.48 quarterly dividend declared in the second quarter of 2016. The quarterly dividend represents payout ratios of approximately 75.3% of FFO per share and 75.8% of AFFO per share, respectively.

CEO Comments

"We are very pleased with our performance during the quarter as we continue to deliver strong results across all aspects of our business," said Joey Agree, President and Chief Executive Officer of Agree Realty Corporation. "During the quarter, we invested in 37 high-quality net lease properties across our three external growth platforms, while also maintaining capacity and flexibility with our leading balance sheet. We remain intently focused on industry-leading retailers that employ a cohesive omni-channel strategy or offer a compelling 21st century customer experience."

Portfolio Update

As of June 30, 2017, the Company's portfolio consisted of 413 properties located in 43 states and totaled 7.9 million square feet of gross leasable space. Properties ground leased to tenants accounted for 6.9% of annualized base rents.

The portfolio was approximately 99.6% leased, had a weighted average remaining lease term of approximately 10.6 years, and generated approximately 43.9% of annualized base rents from investment grade retail tenants.

The following table provides a summary of the Company's portfolio as of June 30, 2017:

Property Type	Number of Properties	Annualized Base Rent(1)	Percent of Annualized Base Rent	Percent Investment Grade(2)	Weighted Average Lease Term

Retail Net Lease	374	$98,895	91.5%	41.0%	10.6 yrs
Retail Net Lease Ground Leases	36	7,502	6.9%	86.2%	12.5 yrs
Total Retail Net Lease	410	$106,397	98.4%	44.2%	10.7 yrs
Total Portfolio	413	$108,137	100.0%	43.9%	10.6 yrs

Annualized base rent is in thousands; any differences are the result of rounding.
(1)	Represents annualized straight-line rent as of June 30, 2017.
(2)	Reflects tenants, or parent entities thereof, with investment grade credit ratings from Standard & Poor's, Moody's, Fitch and/or NAIC.

Acquisitions

Total acquisition volume for the second quarter of 2017 was approximately $131.0 million and included 36 assets net leased to notable retailers operating in the discount apparel, convenience stores, auto parts, auto service, health and fitness and home improvement sectors. The properties are located in 19 states and leased to tenants operating in 18 retail sectors. The properties were acquired at a weighted-average capitalization rate of 7.7% and with a weighted average remaining lease term of approximately 12.7 years.

For the six months ending June 30, 2017, total acquisition volume was approximately $183.9 million and included 47 high-quality retail net lease assets. The properties are located in 21 states and leased to 38 diverse tenants who operate in 20 retail sectors. The properties were acquired at a weighted-average capitalization rate of 7.7% and with a weighted-average remaining lease term of approximately 12.1 years.

Dispositions

During the quarter, the Company sold two properties for gross proceeds of approximately $12.1 million. The dispositions were completed at a weighted-average capitalization rate of 6.0%.

For the six months ended June 30, 2017, the Company has divested of three properties for total gross proceeds of $22.6 million. The weighted-average capitalization rate of the dispositions was 5.9%.

Development and Partner Capital Solutions

In the second quarter of 2017, the Company completed its previously announced Camping World in Georgetown, Kentucky. The project was the Company's first ground-up development for Camping World, and is subject to a new 20-year net lease. Total project costs were approximately $8.2 million.

Also within the quarter, the Company completed landlord's work in Boynton Beach, Florida. The property has been redeveloped and expanded for Orchard Supply Hardware (Lowe's Companies, Inc.). The project is subject to a new 15-year net lease. Rent is anticipated to commence in the third quarter of 2017, upon completion of the tenant's work.

During the second quarter, the Company commenced three new development and PCS projects with total costs of approximately $24.1 million. The projects include the Company's first PCS project with Art Van Furniture in Canton, Michigan, as well as the Company's first two development projects with Mister Car Wash in Urbandale, Iowa and Bernalillo, New Mexico.

In the first six months of 2017, the Company had seven development or PCS projects completed or under construction on behalf of a number of industry-leading retail tenants. Anticipated total costs are approximately $45.9 million and include the following completed or commenced projects:

Tenant	Location	Lease Structure	Lease Term	Actual or Anticipated Rent Commencement	Status

Camping World	Tyler, TX	Build-to-Suit	20 Years	Q1 2017	Completed
Burger King(1)	Heber, UT	Build-to-Suit	20 Years	Q1 2017	Completed
Camping World	Georgetown, KY	Build-to-Suit	20 Years	Q2 2017	Completed
Orchard Supply	Boynton Beach, FL	Build-to-Suit	15 Years	Q3 2017	Under Construction
Mister Car Wash	Urbandale, IA	Build-to-Suit	20 years	Q4 2017	Under Construction
Mister Car Wash	Bernalillo, NM	Build-to-Suit	20 years	Q4 2017	Under Construction
Art Van Furniture	Canton, MI	Build-to-Suit	20 years	Q1 2018	Under Construction

(1)	Franchise restaurant operated by Meridian Restaurants Unlimited, LC.

Leasing

During the second quarter, the Company executed new leases, extensions or options on approximately 86,000 square feet of gross leasable area throughout the existing portfolio. Notable new leases, extensions or options included a 33,608-square foot Big Lots in Cedar Park, Texas. The Company has one remaining lease maturity in 2017 representing 0.3% of annualized base rent.

Top Tenants

The following table presents annualized base rents for all tenants that represent 1.5% or greater of the Company's total annualized base rent as of June 30, 2017:

Tenant	Annualized Base Rent(1)	Percent of Annualized Base Rent

Walgreens	$9,568	8.8%
Walmart	4,224	3.9%
LA Fitness	3,713	3.4%
Lowe's	3,103	2.9%
CVS	2,738	2.5%
Wawa	2,664	2.5%
Mister Car Wash	2,580	2.4%
Smart & Final	2,475	2.3%
Dollar General	2,415	2.2%
Tractor Supply	2,179	2.0%
Hobby Lobby	2,176	2.0%
Dave & Buster's	2,058	1.9%
Academy Sports	1,982	1.8%
Dollar Tree	1,939	1.8%
Burger King(2)	1,916	1.8%
Rite Aid	1,886	1.7%
24 Hour Fitness	1,759	1.6%
BJ's Wholesale	1,709	1.6%
Other(3)	57,053	52.9%
Total Portfolio	$108,137	100.0%

Annualized base rent is in thousands; any differences are the result of rounding.
(1)	Represents annualized straight-line rent as of June 30, 2017.
(2)	Franchise restaurants operated by Meridian Restaurants Unlimited, LC.
(3)	Includes tenants generating less than 1.5% of annualized base rent.

Retail Sectors

The following table presents annualized base rents for the Company's top retail sectors that represent 2.5% or greater of the Company's total annualized base rent as of June 30, 2017:

Sector	Annualized Base Rent(1)	Percent of Annualized Base Rent

Pharmacy	$14,782	13.7%
Grocery Stores	7,840	7.3%
Restaurants - Quick Service	6,783	6.3%
Discount Apparel	6,137	5.7%
Auto Service	5,977	5.5%
Health & Fitness	5,840	5.4%
Home Improvement	4,438	4.1%
Convenience Stores	4,363	4.0%
Specialty Retail	4,261	3.9%
General Merchandise	3,956	3.7%
Warehouse Clubs	3,749	3.5%
Crafts and Novelties	3,521	3.3%
Auto Parts	3,423	3.2%
Farm and Rural Supply	3,361	3.1%
Sporting Goods	3,171	2.9%
Dollar Stores	3,145	2.9%
Health Services	3,066	2.8%
Theaters	2,978	2.8%
Home Furnishings	2,876	2.7%
Other(2)	14,470	13.2%
Total Portfolio	$108,137	100.0%

Annualized base rent is in thousands; any differences are the result of rounding.
(1)	Represents annualized straight-line rent as of June 30, 2017.
(2)	Includes sectors generating less than 2.5% of annualized base rent.

Geographic Diversification

The following table presents annualized base rents for all states that represent 2.5% or greater of the Company's total annualized base rent as of June 30, 2017:

State	Annualized Base Rent(1)	Percent of Annualized Base Rent

Michigan	$13,493	12.5%
Texas	9,451	8.7%
Florida	8,129	7.5%
Illinois	7,849	7.3%
Ohio	6,817	6.3%
Pennsylvania	4,495	4.2%
California	3,697	3.4%
Kentucky	3,626	3.4%
Louisiana	3,284	3.0%
Mississippi	3,283	3.0%
Wisconsin	3,099	2.9%
Missouri	2,708	2.5%
Georgia	2,674	2.5%
Other(2)	35,532	32.8%
Total Portfolio	$108,137	100.0%

Annualized base rent is in thousands; any differences are the result of rounding.
(1)	Represents annualized straight-line rent as of June 30, 2017.
(2)	Includes states generating less than 2.5% of annualized base rent.

Lease Expiration

The following table presents contractual lease expirations within the Company's portfolio as of June 30, 2017, assuming no tenants exercise renewal options:

Year	Leases	Annualized Base Rent(1)	Percent of Annualized Base Rent	Gross Leasable Area	Percent of Gross Leasable Area

2017	1	$277	0.3%	16	0.2%
2018	12	1,628	1.5%	305	3.9%
2019	14	4,408	4.1%	377	4.8%
2020	18	2,552	2.4%	220	2.8%
2021	27	5,456	5.0%	330	4.2%
2022	23	4,030	3.7%	379	4.8%
2023	35	6,172	5.7%	571	7.3%
2024	37	9,196	8.5%	882	11.2%
2025	37	7,309	6.8%	555	7.1%
2026	43	5,740	5.3%	481	6.1%
Thereafter	223	61,369	56.7%	3,741	47.6%
Total Portfolio	470	$108,137	100.0%	7,857	100.0%

Annualized base rent and gross leasable area (square feet) are in thousands; any differences are the result of rounding.
(1)	Represents annualized straight-line rent as of June 30, 2017.

Capital Markets and Balance Sheet

Capital Markets

On June 16, 2017, the Company announced it completed a follow-on public offering of 2,415,000 shares of common stock, which included the underwriters' full exercise of their option to purchase additional shares. Total net proceeds were approximately $108.0 million after deducting the underwriting discount and offering expenses.

During the three months ended June 30, 2017, the Company issued 2,500 shares of common stock under its at-the-market equity program ("ATM program"), realizing gross proceeds of approximately $0.1 million.

Balance Sheet

As of June 30, 2017, the Company's net debt-to-recurring EBITDA was 4.6 times and its fixed charge coverage ratio was 4.0 times. The Company's total debt to total enterprise value was 24.7%. Total enterprise value is calculated as the sum of total debt and the market value of the Company's outstanding shares of common stock, assuming conversion of operating partnership units into common stock.

For the three months ended June 30, 2017, the Company's fully diluted weighted average shares outstanding were 26.5 million. The basic weighted average shares outstanding for the three months ended June 30, 2017 were 26.4 million.

The Company's assets are held by, and its operations are conducted through, Agree Limited Partnership, of which the Company is the sole general partner. As of June 30, 2017, there were 347,619 operating partnership units outstanding and the Company held a 98.8% interest in the operating partnership.

2017 Outlook

The Company's outlook for acquisition volume in 2017, which assumes continued growth in economic activity, moderate interest rate growth, positive business trends and other significant assumptions, remains between $250 million and $275 million of high-quality retail net lease properties. The Company's disposition guidance for 2017 remains between $30 million and $50 million.

Conference Call/Webcast

The Company will host its quarterly analyst and investor conference call on Tuesday, July 25, 2017 at 9:00 AM ET. To participate in the conference call, please dial (866) 363-3979 approximately ten minutes before the call begins.

Additionally, a webcast of the conference call will be available through the Company's website. To access the webcast, visit www.agreerealty.com ten minutes prior to the start time of the conference call and go to the Invest section of the website. A replay of the conference call webcast will be archived and available online through the Invest section of www.agreerealty.com.

About Agree Realty Corporation

Agree Realty Corporation is a publicly traded real estate investment trust primarily engaged in the acquisition and development of properties net leased to industry-leading retail tenants. The Company currently owns and operates a portfolio of 417 properties, located in 43 states and containing approximately 8.0 million square feet of gross leasable space. The common stock of Agree Realty Corporation is listed on the New York Stock Exchange under the symbol "ADC". For additional information, please visit www.agreerealty.com.

Forward-Looking Statements

This press release may contain certain "forward-looking statements" made pursuant to the safe harbor provisions of the Private Securities Reform Act of 1995. Forward-looking statements are generally identifiable by use of forward-looking terminology such as "may," "will," "should," "potential," "intend," "expect," "seek," "anticipate," "estimate," "approximately," "believe," "could," "project," "predict," "forecast," "continue," "assume," "plan," references to "outlook" or other similar words or expressions. Forward-looking statements are based on certain assumptions and can include future expectations, future plans and strategies, financial and operating projections and forecasts and other forward-looking information and estimates. These forward-looking statements are subject to various risks and uncertainties, many of which are beyond the Company's control, which could cause actual results to differ materially from such statements. These risks and uncertainties are described in greater detail in the Company's filings with the Securities and Exchange Commission, including, without limitation, the Company's Annual Report on Form 10-K for the year ended December 31, 2016 and in subsequent quarterly reports. Except as required by law, the Company disclaims any obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

For further information about the Company's business and financial results, please refer to the "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Risk Factors" sections of the Company's SEC filings, including, but not limited to, its Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, copies of which may be obtained at the Invest section of the Company's website at www.agreerealty.com.

All information in this press release is as of July 24, 2017. The Company undertakes no duty to update the statements in this press release to conform the statements to actual results or changes in the Company's expectations.

Agree Realty Corporation
Consolidated Balance Sheet
($ in thousands, except share and per-share data)

	June 30, 2017	December 31, 2016
Assets:	(Unaudited)
Real Estate Investments:
Land	$ 345,255	$ 309,687
Buildings	805,271	703,506
Accumulated depreciation	(75,841)	(69,696)
Property under development	6,665	6,764
Net real estate investments	1,081,350	950,261
Real estate held for sale, net	5,409	-
Cash and cash equivalents	4,173	33,395
Accounts receivable - tenants, net of allowance of $100 and $50 for possible losses at June 30, 2017 and December 31, 2016, respectively	14,243	11,535
Credit facility finance costs, net of accumulated amortization of $230 and $1,262 at June 30, 2017 and December 31, 2016, respectively	1,352	1,552
Leasing costs, net of accumulated amortization of $733 and $677 at June 30, 2017 and December 31, 2016, respectively	1,546	1,227
Lease intangibles, net of accumulated amortization of $32,997 and $25,666 at June 30, 2017 and December 31, 2016, respectively	172,928	139,871
Interest rate swaps	1,285	1,409
Other assets	4,554	2,722
Total Assets	$ 1,286,840	$ 1,141,972

Liabilities:
Mortgage notes payable, net	$ 68,003	$ 69,067
Unsecured term loans, net	158,437	158,679
Senior unsecured notes, net	159,218	159,176
Unsecured revolving credit facility	48,000	14,000
Dividends and distributions payable	14,637	13,124
Deferred revenue	1,794	1,823
Accrued interest payable	2,216	2,210
Accounts payable and accrued expenses:
Capital expenditures	68	677
Operating	5,989	4,866
Lease intangibles, net of accumulated amortization of $9,132 and $7,079 at June 30, 2017 and December 31, 2016, respectively	30,186	30,047
Interest rate swaps	1,539	1,994
Deferred income taxes	705	705
Tenant deposits	96	94
Total Liabilities	490,888	456,462

Equity:
Common stock, $.0001 par value, 45,000,000 shares authorized, 28,637,180 and 26,164,977 shares issued and outstanding at June 30, 2017 and December 31. 2016, respectively	3	3
Preferred stock, $.0001 par value per share, 4,000,000 shares authorized
Series A junior participating preferred stock, $.0001 par value, 200,000 authorized, no shares issued and outstanding	-	-
Additional paid-in capital	820,134	712,069
Dividends in excess of net income	(26,547)	(28,558)
Accumulated other comprehensive income (loss)	(211)	(536)
Equity - Agree Realty Corporation	793,379	682,978
Non-controlling interest	2,573	2,532
Total Equity	795,952	685,510
Total Liabilities and Equity	$ 1,286,840	$ 1,141,972

Agree Realty Corporation
Consolidated Statements of Operations and Comprehensive Income
($ in thousands, except share and per share-data)
(Unaudited)

	Three months ended June 30,		Six months ended June 30,
	2017	2016	2017	2016
Revenues
Minimum rents	$ 25,160	$ 19,912	$ 49,174	$ 38,403
Percentage rents	-	7	212	190
Operating cost reimbursement	2,881	1,934	5,225	3,523
Other income	39	(9)	29	(48)
Total Revenues	28,080	21,844	54,640	42,068

Operating Expenses
Real estate taxes	2,031	1,438	3,839	2,561
Property operating expenses	915	929	1,710	1,501
Land lease payments	163	163	327	327
General and administrative	2,569	2,042	5,174	4,087
Depreciation and amortization	7,704	5,665	14,728	10,750
Total Operating Expenses	13,382	10,237	25,778	19,226

Income from Operations	14,698	11,607	28,862	22,842

Other (Expense) Income
Interest expense, net	(4,411)	(3,497)	(8,547)	(7,145)
Gain on sale of assets, net	4,780	2,718	9,521	2,718

Net Income	15,067	10,828	29,836	18,415

Less net income attributable to non-controlling interest	191	167	384	293

Net Income Attributable to Agree Realty Corporation	$ 14,876	$ 10,661	$ 29,452	$ 18,122

Net Income Per Share Attributable to Agree Realty Corporation
Basic	$ 0.56	$ 0.48	$ 1.13	$ 0.85
Diluted	$ 0.56	$ 0.48	$ 1.12	$ 0.85

Other Comprehensive Income
Net income	$ 15,067	$ 10,828	$ 29,836	$ 18,415
Other Comprehensive Income (Loss) - Gain (Loss) on Interest Rate Swaps	(411)	(1,677)	330	(4,613)
Total Comprehensive Income	14,656	9,151	30,166	13,802
Comprehensive Income Attributable to Non-Controlling Interest	(189)	(140)	(389)	(220)
Comprehensive Income Attributable to Agree Realty Corporation	$ 14,467	$ 9,011	$ 29,777	$ 13,582

Weighted Average Number of Common Shares Outstanding - Basic	26,389,703	22,185,525	26,172,730	21,315,541
Weighted Average Number of Common Shares Outstanding - Diluted	26,457,340	22,265,139	26,240,220	21,385,098

Agree Realty Corporation
Reconciliation of Net Income to FFO and Adjusted FFO
($ in thousands, except share and per-share data)
(Unaudited)

	Three months ended June 30,		Six months ended June 30,
	2017	2016	2017	2016

Net income	$ 15,067	$ 10,828	$ 29,836	$ 18,415
Depreciation of real estate assets	4,700	3,595	9,185	6,957
Amortization of leasing costs	40	24	80	47
Amortization of lease intangibles	2,939	2,028	5,412	3,712
(Gain) loss on sale of assets, net	(4,780)	(2,718)	(9,521)	(2,718)
Funds from Operations	$ 17,966	$ 13,757	$ 34,992	$ 26,413
Straight-line accrued rent	(877)	(656)	(1,685)	(1,306)
Deferred revenue recognition	-	(116)	-	(232)
Stock based compensation expense	594	601	1,276	1,309
Amortization of financing costs	142	122	284	239
Non-real estate depreciation	25	18	51	35
Adjusted Funds from Operations	$ 17,850	$ 13,726	$ 34,918	$ 26,458

Funds from Operations per common share - Basic	$ 0.67	$ 0.61	$ 1.32	$ 1.22
Funds from Operations per common share - Diluted	$ 0.67	$ 0.61	$ 1.32	$ 1.22

Adjusted Funds from Operations per common share - Basic	$ 0.67	$ 0.61	$ 1.32	$ 1.22
Adjusted Funds from Operations per common share - Diluted	$ 0.67	$ 0.61	$ 1.31	$ 1.22

Weighted Average Number of Common Shares and Units Outstanding - Basic	26,737,322	22,533,144	26,520,349	21,663,160
Weighted Average Number of Common Shares and Units Outstanding - Diluted	26,804,959	22,612,758	26,587,839	21,732,717

Supplemental Information:
Scheduled principal repayments	$ 776	$ 728	$ 1,545	$ 1,448
Capitalized interest	87	6	154	13
Capitalized building improvements	27	29	43	29

Non-GAAP Financial Measures

Funds from Operations ("FFO")
The Company considers the non-GAAP measures of FFO and FFO per share/unit) to be key supplemental measures of the Company's performance and should be considered along with, but not as alternatives to, net income or loss as a measure of the Company's operating performance. Historical cost accounting for real estate assets implicitly assumes that the value of real estate assets diminishes predictably over time. Since real estate values instead have historically risen or fallen with market conditions, most real estate industry investors consider FFO to be helpful in evaluating a real estate company's operations.

The White Paper on FFO approved by NAREIT in April 2002, as revised in 2011, defines FFO as net income or loss (computed in accordance with GAAP), excluding gains or losses from sales of properties and items classified by GAAP as extraordinary, plus real estate-related depreciation and amortization and impairment writedowns, and after comparable adjustments for the Company's portion of these items related to unconsolidated entities and joint ventures. The Company computes FFO consistent with standards established by NAREIT, which may not be comparable to FFO reported by other REITs that do not define the term in accordance with the current NAREIT definition or that interpret the current NAREIT definition differently than the Company.

The Company believes that excluding the effect of extraordinary items, real estate-related depreciation and amortization and impairments, which are based on historical cost accounting and which may be of limited significance in evaluating current performance, can facilitate comparisons of operating performance between periods and between REITs, even though FFO does not represent an amount that accrues directly to common shareholders. However, FFO may not be helpful when comparing the Company to non-REITs.

FFO does not represent cash generated from operating activities as determined by GAAP and should not be considered as alternatives to net income or loss, cash flows from operations or any other operating performance measure prescribed by GAAP. FFO is not a measurement of the Company's liquidity, nor is FFO indicative of funds available to fund the Company's cash needs, including its ability to make cash distributions. These measurements do not reflect cash expenditures for long-term assets and other items that have been and will be incurred. FFO may include funds that may not be available for management's discretionary use due to functional requirements to conserve funds for capital expenditures, property acquisitions, and other commitments and uncertainties. To compensate for this, management considers the impact of these excluded items to the extent they are material to operating decisions or the evaluation of the Company's operating performance.

Adjusted Funds from Operations
The Company presents adjusted FFO (including adjusted FFO per share/unit), which adjusts for certain additional items including straight-line accrued rent, deferred revenue recognition, stock based compensation expense, non-real estate depreciation and debt extinguishment costs and certain other items. The Company excludes these items as it believes it allows for meaningful comparisons with other REITs and between periods and is more indicative of the ongoing performance of its assets. As with FFO, the Company's calculation of adjusted FFO may be different from similar adjusted measures calculated by other REITs.

Any differences are a result of rounding.

CONTACT: Joey Agree, President and Chief Executive Officer, Agree Realty Corporation, (248) 737-4190